Exhibit 99.4

VANTAGE DRILLING ANNOUNCES RESULTS OF THE PREVIOUSLY

ANNOUNCED TENDER OFFER AND CONSENT SOLICITATION BY ITS WHOLLY-

OWNED SUBSIDIARY OFFSHORE GROUP INVESTMENT LIMITED AND

RELATED FINANCING TRANSACTIONS

HOUSTON, TX — 10/15/2012 — Vantage Drilling Company (“Vantage”) (NYSE Amex: VTG) announced today that Offshore Group Investment Limited, Vantage’s wholly-owned subsidiary (“OGIL”), has received the requisite consents in connection with the previously announced cash tender offer (the “Offer”) for up to $1,000,001,000 of OGIL’s outstanding 11 1/2% Senior Secured First Lien Notes due 2015 (the “Notes”) and the related consent solicitation (the “Consent Solicitation”).

As of 5:00 p.m., New York City time, on October 12, 2012 (the “Consent Payment Date”), Notes representing approximately 91.0% of the then-outstanding principal amount of Notes had been tendered. OGIL has exercised its option to accept for payment and settle $1,000,001,000 of Notes (the “Early Settlement”) and has elected to prorate the principal amount of Notes purchased in the Offer. Such Early Settlement is expected to occur concurrently with the closing of OGIL’s offering of new senior secured first lien notes due 2019 (the “New Notes”) and its entry into a new $500,000,000 term loan facility (the “Term Loan”), each as described below. The closing of each of the Offer and Consent Solicitation, the offering of the New Notes and the entry into the Term Loan are conditioned on one another.

As part of the Offer, OGIL solicited consents from the holders of the Notes for certain proposed amendments to the indenture pursuant to which the Notes were issued, to the intercreditor agreement relating to the Notes and to the related collateral documents (the “Proposed Amendments”). Adoption of the Proposed Amendments required consents from holders of at least a majority in aggregate principal amount outstanding of the Notes. Vantage announced today that OGIL has received the requisite consents in the Consent Solicitation to execute a supplemental indenture to effect the Proposed Amendments pursuant to the Offer to Purchase and Consent Solicitation Statement dated October 1, 2012 (the “Offer to Purchase”). The supplemental indenture is expected to become effective concurrently with the closing of OGIL’s offering of New Notes and its entry into the Term Loan described below.

The Offer will expire at midnight, New York City time, on October 29, 2012, unless the Offer is extended or earlier terminated (the “Expiration Date”). Under the terms of the Offer, holders of Notes who validly tender the Notes after the Consent Payment Date but on or before the Expiration Date, and whose notes are accepted for purchase, will receive tender offer consideration of $1,085.00 per $1,000.00 in principal amount of Notes validly tendered plus accrued and unpaid interest from and including the most recent interest payment date, and up to, but excluding, the final settlement date. Other than in the limited circumstances set forth in the Offer to Purchase, tenders of Notes may not be withdrawn and consents may not be revoked following the Consent Payment Date.

Citigroup Global Markets Inc. is serving as dealer manager and Global Bondholder Services Corporation is serving as depository and information agent in connection with the Offer. Questions about the Offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (U.S. Toll Free) or (212) 723-6106 (collect). Requests for additional copies of the Offer to Purchase should be directed to Global Bondholder Services Corporation at (212) 430-3774 (bankers and brokers) or (866) 804-2200 (U.S. Toll Free).

Vantage also announced today that OGIL intends to commence an offering of $1,150,000,000 in aggregate principal amount of New Notes. The New Notes will be guaranteed by Vantage, each of OGIL’s existing and future subsidiaries and by certain of Vantage’s other subsidiaries and will be senior secured obligations of OGIL and the guarantors.

Finally, Vantage announced today that OGIL will enter into the Term Loan in the aggregate principal amount of $500,000,000. The borrowers under the Term Loan are expected to be OGIL and a U.S. co-borrower, which will be a wholly-owned subsidiary of OGIL. The Term Loan will be guaranteed by Vantage and the subsidiaries that guarantee the New Notes.

OGIL intends to use the net proceeds of this offering of New Notes, together with the proceeds from the Term Loan, (i) to pay the total consideration and accrued and unpaid interest on the Notes tendered in connection with the Offer, (ii) for general corporate purposes, including to fund the final construction payment for the Tungsten Explorer drillship pursuant to the construction contract for the drillship with Daewoo Shipbuilding and Marine Engineering Co., Ltd., and (iii) to pay fees and expenses related to the Offer, the Consent Solicitation, the Term Loan and the offering of the New Notes.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The New Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act. Unless so registered, the New Notes may not be offered or sold in the United States except pursuant to an exemption under the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Vantage

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Vantage’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.